[ARTICLE] 5
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.
Exhibit 11.1

                              INPUT SOFTWARE, INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                (UNAUDITED)

                             Three Months Ended   Nine Months Ended
                                September 30,       September 30,
                             ------------------- -------------------
                               1999      1998      1999      1998
                             --------- --------- --------- ---------
Net income (loss)...........      $42      $354      $354   ($2,037)
                             ========= ========= ========= =========

Shares used in basic EPS
 calculation................    4,255     5,352     4,478     5,890

Dilutive effect of stock
 options....................        2        88         8       105
                             --------- --------- --------- ---------
Shares used in diluted EPS
 calculation................    4,257     5,440     4,486     5,995
                             ========= ========= ========= =========

Basic EPS...................    $0.01     $0.07     $0.08    ($0.35)

Diluted EPS.................    $0.01     $0.07     $0.08    ($0.35)
                             ========= ========= ========= =========

Options outstanding at September 30, 1999 and September 30, 1998 of
2.4 million and 1.2 million respectively, were not included in the computation of diluted EPS because exercise price was greater than the average market price.